Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of DiaMedica Therapeutics Inc. of our report dated March 19, 2024, relating to the consolidated financial statements, appearing in the annual report on Form 10-K for the years ended December 31, 2023 and 2022.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

May 24, 2024